EX 99.28(e)(13)(viii)

Amendment to Amended and Restated Distribution Agreement between
Jackson Variable Series Trust and Jackson National Life Distributors LLC

This Amendment is made by and between Jackson Variable Series Trust (formerly, Curian Variable Series Trust), a Massachusetts business trust (the “Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD initially entered into a Distribution Agreement on January 1, 2012, and Amended and Restated Distribution Agreement on March 1, 2012 and September 10, 2012 (the “Agreement”), whereby the Trust appointed JNLD as distributor (the “Distributor”) of the shares of the Funds set forth on Schedule A of the Agreement.

Whereas, the parties have agreed to amend Exhibit A of the Agreement to amend the name of the following Fund (the “Amended Fund Name”) and to remove the following Funds pursuant to the merger of these Funds (the “Acquired Funds”) into other Funds:

Amended Fund Name (effective September 28, 2015)
-	JNL/Franklin Templeton Frontier Markets Fund to
JNL/Mellon Capital Frontier Markets 100 Index Fund

Removal of Acquired Funds (effective September 28, 2015)
-	JNAM Guidance – Equity Income Fund
-	JNL/Franklin Templeton Natural Resources Fund

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust and JNLD agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed and effective as of September 28, 2015. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Attest:		Jackson Variable Series Trust

By:	/s/ Sara M. Emmerich	By:	/s/ Diana R. Gonzalez
Name:	Sara M. Emmerich	Name:	Diana R. Gonzalez
		Title:	Assistant Vice President

Attest:		Jackson National Life Distributors LLC

By:	/s/ Linda Achziger	By:	/s/ Maura Collins
Name:	Linda Achziger	Name:	Maura Collins
		Title:	Executive Vice President, Chief Financial Officer

Schedule A
Dated: September 28, 2015

Fund	Maximum 12b-1 Fee
JNAM Guidance – Interest Rate Opportunities Fund	None
JNAM Guidance – Conservative Fund	None
JNAM Guidance – Moderate Fund	None
JNAM Guidance – Growth Fund	None
JNAM Guidance – Moderate Growth Fund	None
JNAM Guidance – Maximum Growth Fund	None
JNAM Guidance – Alt 100 Fund	None
JNAM Guidance – Equity 100 Fund	None
JNAM Guidance – Fixed Income 100 Fund	None
JNAM Guidance – Real Assets Fund	None
JNL Tactical ETF Conservative Fund	.20%
JNL Tactical ETF Moderate Fund	.20%
JNL Tactical ETF Growth Fund	.20%
JNL/American Funds® Global Growth Fund	.20%
JNL/American Funds® Growth Fund	.20%
JNL/AQR Risk Parity Fund	.20%
JNL/BlackRock Global Long Short Credit Fund	.20%
JNL/DFA U.S. Micro Cap Fund	.20%
JNL/DoubleLine® Total Return Fund	.20%
JNL/Eaton Vance Global Macro Absolute Return Advantage Fund	.20%
JNL/Epoch Global Shareholder Yield Fund	.20%
JNL/FAMCO Flex Core Covered Call Fund	.20%
JNL/Lazard International Strategic Equity Fund	.20%
JNL/Mellon Capital Frontier Markets 100 Index Fund	.20%
JNL/Neuberger Berman Currency Fund	.20%
JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	.20%
JNL/Nicholas Convertible Arbitrage Fund	.20%
JNL/PIMCO Credit Income Fund	.20%
JNL/PPM America Long Short Credit Fund	.20%
JNL/T. Rowe Price Capital Appreciation Fund	.20%
JNL/The Boston Company Equity Income Fund	.20%
JNL/The London Company Focused U.S. Equity Fund	.20%
JNL/Van Eck International Gold Fund	.20%
JNL/WCM Focused International Equity Fund	.20%

A-1